PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:  Albert W. Ondis, CEO                                                                                                                              November 17, 2009
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Reports Improved Earnings Trend for the Third Quarter;
Directors Declare Regular Cash Dividend

WEST WARWICK, RI, November 17, 2009 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $683,000, equal to 9 cents per diluted share, on sales of $16,658,000 for the Third Quarter ended October 31, 2009. For the corresponding period of the prior year, Astro-Med reported net income of $649,000, equal to 9 cents per diluted share, on sales of $17,681,000.

For the nine-month period ended October 31, 2009, Astro-Med reported net income of $1,037,000, equal to 14 cents per diluted share on sales of $47,751,000, compared to net income of $2,701,000, equal to 36 cents per diluted share, on sales of $56,152,000 in the comparable nine-month period of the prior fiscal year.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, said: “We are pleased with the measured progress the Company has made. Our revenue and our earnings improved from the First Quarter to the Second Quarter, and now from the Second Quarter to the Third Quarter. We foresee a continuation of this trend during the Fourth Quarter. We are successfully pursuing the goals of the Three Year Strategic Business Plan, which our Board approved on August 17, 2009. The Plan highlights growth through internal development as well as by acquisition.”

Astro-Med Gross Profit margins held firm at 42.4% during the Third Quarter, and operating expenses remained flat compared with the Second Quarter. Operating income rose 8.5% during the Third Quarter to $961,000, and the operating margin was 5.8% compared with 5.4% in the Second Quarter. Net income was $683,000 in the Third Quarter, a 16.8% improvement over the Second Quarter.

Ondis continued, “The Company’s balance sheet remains strong. Astro-Med’s cash and investment position reached approximately $24,000,000 at Quarter’s end. We improved the efficiency of our working capital investments by lowering the accounts receivable turnover to 49 days sales outstanding, and reduced our inventories by 6.1% from the prior quarter.

"In accordance with our Strategic Plan, we are continuing to invest heavily in Research & Development.  We will soon announce some exciting new hardware products for the Astro-Med Test & Measurement data acquisition product line, as well as our Ruggedized Products line of airborne printers. These new products will be released in early 2010.”

Astro-Med, Inc. Directors Declare Regular Cash Dividend

On November 16, 2009, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.06 per share, payable on January 4, 2010 to shareholders of record as of December 11, 2009.

Third Quarter Conference Call to be held Wednesday, November 18, 2009

The Astro-Med, Inc. Third Quarter conference call will be held on Wednesday, November 18, 2009, at 11:00 AM EST. It will be broadcast in real time on the Internet and will be available through the Investing Section of our website. We invite you to log on and listen in real time on November 18th, or to participate in the conference call by dialing 1-888-549-7750 and referencing ID number 4169655. Following the live broadcast, a webcast of the recorded call will be available for ten days at www.Astro-MedInc.com.

Astro-Med, Inc.

Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Net Sales	$16,658	$17,681	$47,751	$56,152
Gross Profit	7,059	7,647	19,822	24,516
	42.4%	43.3%	41.5%	43.7%
Operating Expenses:
Marketing & Selling Research & Development	3,8401,163	4,1641,254	11,4473,565	12,9283,680
General & Administrative	1,095	1,140	3,423	3,595
	6,098	6,558	18,435	20,203

Operating Income	961	1,089	1,387	4,313
	5.8%	6.2%	2.9%	7.7%

Other Income (Expense), Net	75	(237)	194	-

Income Before Taxes	1,036	852	1,581	4,313

Income Tax Provision	353	203	544	1,612

Net Income	$683	$649	$1,037	$2,701

Net Income Per Share - Basic	$0.10	$0.09	$0.15	$0.39
Net Income Per Share - Diluted	$0.09	$0.09	$0.14	$0.36

Weighted Average Number of Common Shares - Basic	7,151	7,005	7,129	6,979
Weighted Average Number of Common Shares - Diluted	7,396	7,471	7,349	7,478

Dividends Declared Per Common Share	$0.06	$0.06	$0.18	$0.18

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of October 31, 2009	As of January 31, 2009
Cash & Marketable Securities(1)	$23,944	$22,104
Current Assets	$48,632	$48,023
Total Assets	$62,565	$62,155
Current Liabilities	$7,073	$7,904
Shareholders’ Equity	$52,465	$51,471
                       (1)  Includes investment securities classified as non-current

About Astro-Med, Inc.
Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2009 annual report and its annual and quarterly filings with the Securities and Exchange Commission.

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